PRESS RELEASE

CONTACT:
FOR IMMEDIATE RELEASE: Titanium Metals Corporation 1999 Broadway, Suite 4300 Denver, Colorado 80202	Bruce P. Inglis Vice President – Finance and Corporate Controller (303) 296-5600

TIMET ANNOUNCES NEW JOINT VENTURE IN CHINA

DENVER, COLORADO . . . November 22, 2005 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) today announced the formation of XI’AN BAOTIMET VALINOX TUBES CO. LTD., an equity joint venture company (“BAOTIMET”) formed to produce welded titanium tubing in the Peoples Republic of China. TIMET entered into the joint venture to better position itself to take advantage of the expected increase in demand for titanium products in the growing Chinese market, particularly for welded tubing used in power generation, chemical processing plants and desalination plants. BAOTIMET’s production facilities will be located in Xi’an, China and production is expected to begin during the fourth quarter of 2006.

The other joint venture partners in BAOTIMET are Baoji Titanium Industry Co. Ltd., one of China’s principal producers of titanium products, Valtimet SAS (TIMET’s 44%-owned welded tubing joint venture with Vallourec SA) and Changzhou Valinox Great Wall Welded Tube Co. Ltd. (a 66%-owned subsidiary of Valtimet SAS).

TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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